Exhibit 99.1

FOR IMMEDIATE RELEASE
August 14, 2009

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS SECOND QUARTER 2009 RESULTS

NEW YORK, August 14, 2009 – Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers, today reported financial results for the second quarter ended June 30, 2009.

Prior period results of operations and financial position have been reclassified to reflect Teletrax, the Company’s digital video monitoring services segment, and Medialink UK Limited (“Medialink UK”), the Company’s UK-based media communications services business, as discontinued operations in all periods presented.

Revenues for the three months ended June 30, 2009, of $3.6 million decreased by 26.7% from revenues of $4.8 million in the comparable 2008 period.  This decrease is in line with previously announced expectations for the quarter.

The Company incurred an operating loss of $276,000 in the second quarter of 2009 as compared to an operating loss of $4.4 million in the comparable 2008 quarter.  The operating loss in the second quarter of 2009 includes a benefit of $441,000 from the settlement of a previously accrued severance obligation on which no future payments will be made.  The operating loss in the second quarter of 2008 includes a goodwill impairment charge of $3.4 million and severance charges totaling $196,000.  Exclusive of these items, the operating loss before other charges and credits was $717,000 in the second quarter of 2009 as compared to a loss of $809,000 in the comparable 2008 quarter.

The Company recognized a gain of $294,000 on the extinguishment of its subordinated debentures in the second quarter of 2009.

The Company reported net income of $48,000 in the second quarter of 2009, or $0.01 per share, consisting of income from continuing operations of $37,000, or $0.01 per share, and income from discontinued operations of $11,000.  Income from discontinued operations in the 2009 quarter relates entirely to Medialink UK and represents the settlement of charges previously accrued for less than the amounts originally estimated.

The Company reported a net loss of $8.1 million in the second quarter of 2008, or $1.25 per share, which consisted of a loss from continuing operations of $4.5 million, or $0.70 per share, and a loss from discontinued operations of $3.5 million, or $0.55 per share.  The loss from discontinued operations in the 2008 quarter consisted of a loss from operations for Teletrax of approximately $2.6 million and a loss from operations for Medialink UK of approximately $920,000.

Medialink Reports Second Quarter 2009 Results	Page 2 of 5

“As we previously announced, we continue to move forward with the merger with The NewsMarket and filed our preliminary proxy statement with the SEC on July 28,” said Kenneth Torosian, Chief Financial Officer of Medialink.  “We filed an amendment to the preliminary proxy statement on August 13, 2009, and we anticipate filing and mailing a definitive proxy statement shortly.”

Revenues for the six months ended June 30, 2009, of $6.7 million decreased by 30.6% from revenues of $9.7 million in the comparable 2008 period.

The Company reported an operating loss of $1.6 million in the first six months of 2009 as compared to an operating loss of $5.9 million in the comparable 2008 period.  The operating loss in the first six months of 2009 includes a benefit of $441,000 from the settlement of a previously accrued severance obligation on which no future payments will be made and a charge for exit activities of $81,000.  The operating loss in the first six months of 2008 includes a goodwill impairment charge of $3.4 million, severance charges totaling $196,000, and a charge for exit activities of $119,000.  Exclusive of these items, the operating loss before other charges and credits was $1.9 million in the first six months of 2009 as compared to a loss of $2.1 million in the comparable 2008 period.

The Company reported a net loss of $1.4 million in the first six months of 2009, or $0.23 per share, consisting of a loss from continuing operations of $1.3 million, or $0.21 per share, and a loss from discontinued operations of $109,000, or $0.02 per share.  The loss from discontinued operations in the 2009 period relates entirely to Medialink UK.

The Company reported a net loss of $10.6 million in the first six months of 2008, or $1.65 per share, which consisted of a loss from continuing operations of $6.0 million, or $0.93 per share, and a loss from discontinued operations of $4.6 million, or $0.72 per share.  The loss from discontinued operations in the 2008 period consisted of a loss from operations for Teletrax of approximately $3.4 million and a loss from operations for Medialink UK of approximately $1.2 million.

As previously reported, on July 1, 2009, Medialink entered into an Agreement and Plan of Merger with The NewsMarket, Inc.  Pursuant to the Merger Agreement, all issued and outstanding shares of Medialink’s common stock will be cancelled and converted into the right to receive cash in the amount of $0.20 per share.  Medialink filed a preliminary proxy statement related to the merger with the Securities and Exchange Commission on July 28, 2009, and filed an amendment to the preliminary proxy statement on August 13, 2009.  The Merger Agreement is subject to stockholder approval and will be voted on at a Special Meeting that Medialink anticipates holding in September 2009.  Medialink’s board of directors has unanimously recommended a “for” vote approving the Merger Agreement.  There can be no assurance that the merger will be consummated.

The Company had cash and working capital totaling $2.1 million and $880,000, respectively, at June 30, 2009.  The Company expects to incur operating losses in 2009 as revenues continue to decline from the prior year in the current economic climate.  The Company currently forecasts a decline in revenues in the third quarter of 2009 of approximately $1.0 million from the comparable quarter in 2008.  If the merger is not consummated or the Company is unable to achieve sustained profitability, the Company will need to obtain additional financing or investment from third-party investors.

About Medialink:

Medialink is a leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, and the Internet.  Based in New York, Medialink has offices in major cities throughout the United States.  For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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Medialink Reports Second Quarter 2009 Results	Page 3 of 5

With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve profitability; our ability to obtain financing or other capital; our ability to remain a going concern and remain in operation; the financial stability of our clients; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Second Quarter 2009 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Revenues	$3,550	$4,846	$6,732	$9,706

Direct costs	1,316	1,908	2,563	4,044
Selling, general, and administrative expenses	2,951	3,515	6,094	7,336
Depreciation and amortization	-	232	-	471

Operating loss before other charges and credits	(717)	(809)	(1,925)	(2,145)

Goodwill impairment	-	3,429	-	3,429
Severance charges (credits)	(441)	196	(441)	196
Charge for exit activities	-	-	81	119

Operating loss	(276)	(4,434)	(1,565)	(5,889)
Gain on debt extinguishment	294	-	294	-
Interest expense - net	(90)	(147)	(179)	(252)

Loss from continuing operations before taxes	(72)	(4,581)	(1,450)	(6,141)
Income tax benefit	(109)	(59)	(109)	(155)

Income (loss) from continuing operations	37	(4,522)	(1,341)	(5,986)
Income (loss) from discontinued operations, net of tax	11	(3,534)	(109)	(4,591)

Net income (loss)	$48	$(8,056)	$(1,450)	$(10,577)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.01	$(0.70)	$(0.21)	$(0.93)
Income (loss) from discontinued operations	0.00	(0.55)	(0.02)	(0.72)

Net income (loss)	$0.01	$(1.25)	$(0.23)	$(1.65)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.01	$(0.70)	$(0.21)	$(0.93)
Income (loss) from discontinued operations	0.00	(0.55)	(0.02)	(0.72)

Net income (loss)	$0.01	$(1.25)	$(0.23)	$(1.65)

Weighted average number of common shares:
Basic	6,428	6,428	6,428	6,428
Diluted	6,443	6,428	6,428	6,428

Medialink Reports Second Quarter 2009 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$2,146	$5,354
Accounts receivable - net	1,739	2,190
Prepaid expenses	221	264
Prepaid and refundable taxes	247	627
Other current assets	279	824
Total current assets	4,632	9,259

Other assets	153	211

Total assets	$4,785	$9,470

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$871	$1,221
Accrued expenses and other current liabilities	2,881	3,172
Total current liabilities	3,752	4,393

Convertible debentures, net of unamortized discount of $133 in 2008	-	2,517
Other long-term liabilities	186	379
Total liabilities	3,938	7,289

Stockholders' Equity	847	2,181

Total liabilities and stockholders' equity	$4,785	$9,470